Exhibit 10.5

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[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.

EXECUTION VERSION

LICENSE AGREEMENT

by and between

MSD INTERNATIONAL GMBH

and

ATEA PHARMACEUTICALS, INC.

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of December 23, 2021 (the “Effective Date”), is made by and between MSD International GmbH, a company organized and existing under the laws of Switzerland (“MSD”), and Atea Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware (“Licensee”). MSD and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, MSD together with its Affiliates, has certain rights to the Compound, and the Parties desire Licensee to further Develop and Commercialize the Compound and the Products in the Territory for use in the Field; and

WHEREAS, Licensee and MSD desire to enter into this Agreement pursuant to which, among other things, Licensee will Develop and Commercialize the Compound and the Products in the Territory for use in the Field.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, MSD and Licensee hereby agree as follows:

ARTICLE I DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, will have the respective meanings set forth below or as otherwise defined in this Agreement:

1.01“Accounting Principles” means, with respect to Licensee, MSD or any other Person, United States generally accepted accounting principles, or International Financial Reporting Standards, in each case as used by the relevant Party in its books and records, and consistently applied.

1.02“Affiliate” means, with respect to a Party, any other Person that directly or indirectly controls, is controlled by or is under common control with such Party. A Person will be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting securities of such Person, by contract or otherwise.

1.03	“Agents” has the meaning set forth in Section 7.01(b).

1.04	“Agreement Payments” has the meaning set forth in Section 5.06(b).

1.05	“Annual Net Sales-Based Milestone Payment” has the meaning set forth in Section 5.03.

1.06	“Annual Net Sales-Based Milestone Table” has the meaning set forth in Section 5.03.

1.07	“Annual Net Sales Milestone Threshold” has the meaning set forth in Section 5.03.

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1.08“Applicable Law” means any and all laws of any jurisdiction that are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates carrying out the activities hereunder is subject, and will include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, arbitral body, board, or court or any central, state, or provincial government or local authority or other governmental entity in such jurisdictions, including Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices.

1.09“AT-511” means Licensee’s proprietary compound currently under development by Licensee, as set forth on Schedule 1.09.

1.10“AT-527” means the hemisulfate salt form of AT-511 currently under development by Licensee, as set forth on Schedule 1.10.

1.11“AT-527/511 Combination Grantback Field” means any Field in which an AT-527/511 Combination Product is [***] as of the effective date of termination, [***].

1.12“AT-527/511 Combination Grantback Know-How” means Licensee Know-How and Know-How Improvements Controlled by Licensee or any of its Affiliates as of the effective date of termination that are reasonably necessary to Develop, Manufacture, or Commercialize any AT- 527/511 Combination Product.

1.13“AT-527/511 Combination Grantback Patents” means Licensee Patents and Improvement Patents Controlled by Licensee or any of its Affiliates as of the effective date of termination that are reasonably necessary to Develop, Manufacture, or Commercialize any AT- 527/511 Combination Product.

1.14“AT-527/511 Combination Product” means any Product that contains the Compound in combination with AT-527 or AT-511, as such Product exists as of the effective date of termination.

1.15	“Auditor” has the meaning set forth in Section 5.07(a).

1.16“Business Day” means any day (other than a Saturday or Sunday) when banks are open for business in New York, New York.

1.17“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term will end upon the expiration of this Agreement.

1.18“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Year of the Term will commence on the Effective Date and end on December 31, 2021 and (b) the last Calendar Year of the Term will commence on January

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1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.19“Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or

(c) a Person, or group of Persons acting in concert, acquires fifty percent (50%) or more of the voting equity securities or management control of such Party, in each case, directly or indirectly.

1.20“Clinical Trial” means any human clinical study or clinical trial of a Product, including a Phase III Clinical Trial or post-Regulatory Approval study.

1.21“Combination Product” means a Product which includes one or more active ingredients other than a Compound, in combination with a Compound, including any coformulation, co-pack or co-administration of such one or more active ingredients with a Compound and/or sold or promoted as a bundle or package. For clarity, this definition of “Combination Product”, and the use thereof in this Agreement, will not be interpreted as a grant of a license or any other rights by MSD to Licensee to any other proprietary compounds of MSD or any of its Affiliates other than the Compound (or any Patents, Know-How or other intellectual property rights related to such other proprietary compounds of MSD or any of its Affiliates) for use in a Combination Product.

1.22“Commercialization” or “Commercialize” means, with respect to a product, any and all activities directed to the marketing, promotion, distribution, offering for sale and selling such product, importing and exporting such product for sale, including all post-launch regulatory activities and interactions with Regulatory Authorities regarding the foregoing.

1.23“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Licensee with respect to any objective (including Development or Commercialization of a Compound or Product, as applicable), [the performance of obligations or tasks in a manner consistent with the reasonable practices of companies having comparable resources in the biopharmaceutical industry to accomplish such objective, including, with respect to the Development or Commercialization (as applicable) of a Compound or Product, as applicable, such efforts consistent with the reasonable practices of companies having comparable resources in the biopharmaceutical industry for a product having similar technical and regulatory factors and similar market potential, profit potential and strategic value, and that is at a similar stage in its development or product life cycle as the Compound or Product, in each case based on conditions then prevailing and without regard to any competitive internal program of Licensee or the payment obligations of Licensee under this Agreement.]

1.24“Compound” means (a) that certain MSD compound currently known as MK-8408, as more particularly described on Schedule 1.24[***].

1.25“Confidential Information” means, as applicable, all Know-How and all proprietary or non-public scientific, clinical, regulatory, marketing, financial, commercial or other information

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or data, whether communicated in writing, verbally, electronically or by other means, that is provided by or on behalf of one Party to the other Party in connection with this Agreement. The Parties hereby agree and acknowledge that any information disclosed under the Existing Confidentiality Agreement will be deemed disclosed under this Agreement.

1.26“Control”, “Controls” or “Controlled by” means, with respect to any Patents, Know- How or other intellectual property assets or rights, as applicable, the legal authority or right (whether by ownership or license or other right, other than pursuant to a license under this Agreement) of a Party to grant access to, or a license or sublicense of, such items or right, or otherwise disclose such proprietary or trade secret information to another Person without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense or misappropriating the proprietary or trade secret information of a Third Party.

1.27	“Development Report” has the meaning set forth in Section 3.03.

1.28“Development” or “Develop” means all preclinical drug development activities and all clinical drug development activities, including test method development, stability testing, assay development, audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis and report writing, conducting Clinical Trials (including any post- marketing studies), packaging development, regulatory affairs, and the preparation, filing, and prosecution of all regulatory filings and documentation as necessary to obtain Regulatory Approval to market or sell a product.

1.29	“Dollar” and “$” means a U.S. dollar.

1.30“Existing Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, [***].

1.31“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.32	“Field” means all therapeutic or prophylactic uses in humans.

1.33“First Commercial Sale” means, with respect to a given Product in a given country in the Territory, the first shipment of commercial quantities of such Product sold in such country to a Third Party on arm’s length terms by or on behalf of Licensee, its Affiliate or sublicensee for use in the Field after the receipt of Regulatory Approval in such country. Notwithstanding the foregoing, sales for sampling and promotional use, or compassionate use, will not be considered to constitute a First Commercial Sale. For clarity, First Commercial Sale will be determined on a Product-by-Product and country-by-country basis.

1.34	“FTE” means the equivalent of a normal full-time employee’s work time over a twelve

(12) month period, consisting of a total of [***] hours of work, related to conducting activities hereunder in accordance with this Agreement. In the event that an individual devotes less than such full time of [***] hours to conducting activities hereunder during such twelve (12) month period, then for purposes of this Agreement, such

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individual shall only count as a portion of an FTE which shall be determined by dividing the actual number of hours worked by [***].

1.35“FTE Cost” means, for a given period, the number of FTEs for such period multiplied by the FTE Rate.

1.36“FTE Rate” means [***] per one (1) full FTE per Calendar Year; provided, however, that if an alternative rate is specifically set forth herein for a given activity, then such alternative rate shall apply for such activity.

1.37“Good Clinical Practices” means the then-current Good Clinical Practices as such term is defined from time to time by the FDA, or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in a particular jurisdiction of the Territory, as applicable.

1.38“Good Laboratory Practices” means the then-current good laboratory practice regulations of the FDA as described in the United States Code of Federal Regulations and all applicable FDA rules, regulations, order, and guidances, or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in a particular jurisdiction of the Territory, as applicable.

1.39“Good Manufacturing Practices” means the then-current Good Manufacturing Practices as such term is defined from time to time by the FDA or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in a particular jurisdiction of the Territory, as applicable.

1.40“Grantback MK-8408 Product” means any Product that contains the Compound as the sole active ingredient, as such Product exists as of the effective date of termination.

1.41“Improvement Patents” means any and all Patents Controlled by a Party or any of its Affiliates claiming or covering any (a) composition of matter, use or manufacture of Compound alone or in combination with AT-511 or AT-527 with a first priority date that is on or after the Effective Date, regardless of the inventorship thereof, or (b) Know-How Improvement that is not already covered by (a) above, regardless of the inventorship thereof.

1.42“IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.43	“Indemnified Party” has the meaning set forth in Section 9.03.

1.44	“Indemnifying Party” has the meaning set forth in Section 9.03.

1.45	“Indirect Tax” has the meaning set forth in Section 5.06(c).

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1.46“Initiation” means, with respect to a Clinical Trial, the enrollment of the first patient in such Clinical Trial.

1.47“Know-How” means any and all proprietary information and materials (whether patentable or not) including (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical or safety data and information, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.48“Know-How Improvement” means any and all Know-How (whether or not patentable) conceived, discovered, developed or reduced to practice by or on behalf of Licensee or any of its Affiliates in the performance of activities under this Agreement (including the Development, Manufacture or Commercialization of Compound or Product, or any data generated under any Clinical Trials) that (i) is an improvement, enhancement or other modification to Compound, Product or MSD Know-How or (ii) was otherwise discovered, developed or reduced to practice through the use of MSD Know-How or Confidential Information of MSD.

1.49	“Liability” has the meaning set forth in Section 9.01.

1.50	“Licensee Executive” means Licensee’s chief executive officer.

1.51	“Licensee Indemnified Party” has the meaning set forth in Section 9.01.

1.52“Licensee Know-How” means any and all Know-How Controlled by Licensee or any of its Affiliates and incorporated into, or otherwise used in the Development, Manufacture or Commercialization of, any Compound or Product; provided that Licensee Know-How excludes all Know-How Improvements and any MSD Know-How.

1.53“Licensee Grantback Know-How” means Licensee Know-How and Know-How Improvements Controlled by Licensee or any of its Affiliates as of the effective date of termination that are reasonably necessary to Develop, Manufacture, or Commercialize any Grantback MK- 8408 Product.

1.54“Licensee Grantback Patents” means Licensee Patents and Improvement Patents Controlled by Licensee or any of its Affiliates as of the effective date of termination that are reasonably necessary to Develop, Manufacture, or Commercialize any Grantback MK-8408 Product.

1.55“Licensee Patents” means any and all Patents that are Controlled by Licensee (or any of its Affiliates) that (a) claim or cover any Licensee Know-How or (b) are otherwise necessary for the Development, Manufacture or Commercialization of Compound or Product; provided that Licensee Patents excludes all Improvement Patents and any MSD Patents.

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1.56“Major European Country” means each of [***]; collectively “Major European Countries”.

1.57“Manufacture” or “Manufacturing” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, quality assurance and quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.58“Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a pharmaceutical product in any country or region, as applicable.

1.59“Marketing Authorization Application” means an application or submission for Marketing Authorization of a pharmaceutical product filed with a Regulatory Authority that is the equivalent of an NDA filed pursuant to the United States Food & Drug Act to obtain marketing approval for a pharmaceutical product in a given country or region, as applicable.

1.60“MSD Executive” means someone at the Vice-President level or higher at MSD with responsibility for the area of discussion.

1.61	“MSD Indemnified Party” has the meaning set forth in Section 9.02.

1.62“MSD Know-How” means all Know-How that is (a) Controlled by MSD (or its Affiliate) as of the Effective Date, and (b) necessary or reasonably useful to Develop, Manufacture, or Commercialize a Compound or Product in the Field in the Territory. In all cases, MSD Know- How excludes [***].

1.63“MSD Patents” means all Patents that (a) are Controlled by MSD (and/or any of its Affiliates) as of the Effective Date or thereafter during the Term, and (b)(i) have claims specifically covering the Compound or the Manufacture and/or use thereof or (ii) are necessary to Develop, Manufacture, or Commercialize a Compound or Product in the Field in the Territory [***].

1.64“NDA” means a New Drug Application filed pursuant to the United States Food & Drug Act or any application or submission for Regulatory Approval of a pharmaceutical product filed with a Regulatory Authority that is the equivalent thereof.

1.65“Net Sales” means, in respect of each Product, the total gross amounts invoiced for all commercial sales of such Product by or on behalf of Licensee, its Affiliates or sublicensees to Persons who or which are neither Licensee nor an Affiliate of Licensee, less the following deductions actually allowed or reserved in accordance with Licensee’s Accounting Principles, consistently applied:

(a)	normal and customary trade, quantity discounts, allowances and credits for such Product;

(b)	credits or allowances actually granted for [***];

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(c)	fees to [***] and chargebacks, rebates or similar payments to customers with respect to such Product, including [***];

(d)	[***] incurred or allowed, or other [***] imposed upon [***];

(e)	[***], freight, postage, shipping and insurance charges related to delivery of such Product, to the extent incurred;

(f)	[***]; and

(g)	[***].

There will be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales. The calculations set forth in this section will be determined in accordance with [***].

If any Product is, or is sold as part of, a Combination Product for a given indication, Net Sales will be calculated assuming that [***] is equal to the product of (i) [***], and (ii) the fraction (A/(A+B)), where:

“A” is [***]; and

“B” is [***].

(1)If “B” cannot be determined because [***], then the Net Sales shall be calculated by multiplying

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[***] by the fraction (A/C), where “A” is as defined above, and “C” is [***].

(2)If “A” cannot be determined because [***], then the Net Sales shall be calculated by multiplying [***] by the fraction ((D-E)/D), where “D” is [***], and “E” is [***].

(3)If both “A” and “B” cannot be determined by reference to [***], then Net Sales will be calculated as above, but the gross amount received in the above equation (A/(A+B)) [***] prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account,

[***].

1.66“Patent” means (a) all patents and patent applications in any country or supranational jurisdiction worldwide, (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.67“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.68“Phase III Clinical Trial” means a human clinical trial that would satisfy the requirements of 21 CFR 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.

1.69“Product” means any pharmaceutical or biological composition or preparation that contains Compound, including a Combination Product.

1.70“Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to market and sell a pharmaceutical product in the applicable country or region.

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1.71“Regulatory Authority” means any multinational, federal, state, or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body, in each case, where such entity has responsibility for granting licenses or approvals, including Regulatory Approvals, for the marketing, sale or manufacture of Product in any country.

1.72	“Royalties” has the meaning set forth in Section 5.04(a).

1.73	“Royalty Term” has the meaning set forth in Section 5.04(b).

1.74“Safety Issue” means, with respect to a Product, (a) a Regulatory Authority or safety data review board for the Clinical Trials of such Product has required (i) termination of a Clinical Trial of such Product [***], or (ii) the withdrawal or withholding of a Regulatory Approval of such Product [***], in each case where such requirement is attributable to such Product in whole or in part, or (b) [***].

1.75	“Subcontract Agreement” has the meaning set forth in Section 2.06.

1.76	“Sublicense Agreement” has the meaning set forth in Section 2.06.

1.77	“Tax Action” has the meaning set forth in Section 5.06(b).

1.78	“Term” has the meaning set forth in Section 10.01.

1.79	“Territory” means the world.

1.80	“Third Party Claim” has the meaning set forth in Section 9.01.

1.81	“Third Party License Agreement” has the meaning set forth in Section 5.04(c)(ii).

1.82“Third Party” means any Person other than (a) MSD and its Affiliates and (b) Licensee and its Affiliates.

1.83	“Transferred Compound” has the meaning set forth in Section 3.08(a).

1.84“United States” or “U.S.” means the United States of America, including its territories and possessions.

1.85“Valid Claim” means a claim of

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[***].

1.86	“VAT” means any value added tax, sales tax or any other similar type of turnover tax.

1.87	“Withholding Taxes” has the meaning set forth in Section 5.06(b).

ARTICLE II

LICENSE AND COVENANTS; AMENDMENT AND RESTATEMENT

2.01License Grant to Licensee. Subject to the terms and conditions of this Agreement (including Section 2.03), MSD hereby grants to Licensee, during the Term, a royalty-bearing license, with the right to grant sublicenses as provided herein (including Section 2.06), under the MSD Patents and MSD Know-How, in each case, solely to research, Develop, Manufacture, have Manufactured, use, import, export, sell, offer for sale, and otherwise Commercialize the Compound and the Products in the Field in the Territory during the Term. Subject to the retained rights of MSD set forth in Section 2.03, the license set forth in this Section 2.01 shall be exclusive, even as to MSD and its Affiliates.

2.02No Non-Permitted Use. Licensee hereby covenants that it will not, and will require its Affiliates and sublicensees not to, use or practice, directly or indirectly, any MSD Know-How or MSD Patents for any purposes other than those expressly permitted by Section 2.01. Without limiting the foregoing, no rights or licenses are granted to Licensee hereunder with respect to any compound that is not the Compound or any product that is not a Product.

2.03Retained Rights. Notwithstanding anything to the contrary contained herein, MSD hereby retains the right, for itself and its Affiliates, sublicensees and other designees, including under the MSD Patents and MSD Know-How, to use the Compound solely for MSD’s and its Affiliates’ internal research purposes (but excluding any clinical Development activities, including the conduct of Clinical Trials). [***]

2.04Know-How Unrelated to Compound or Products. Licensee acknowledges that some of the MSD Know-How disclosed by MSD to Licensee under this Agreement may include documents or materials that include information, data, or Know-How which is unrelated to the Compound or the Products, and MSD will use commercially reasonable efforts to delete such information, data, or Know-How prior to disclosure or to otherwise exclude portions of such documents or materials

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from disclosure to the extent such portions are unrelated to the Compound or Products. Notwithstanding such efforts, to the extent such information, data, or Know-How is disclosed to Licensee or its Affiliates, no license is granted to Licensee to use such information, data, or Know- How for any purpose or to disclose such information, data, or Know-How to any Person. Any such information, data, or Know-How shall be deemed to be MSD’s Confidential Information and subject to ARTICLE VII. [***]

2.05No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any Know-How or other intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.06	Sublicenses; Subcontracts.

(a)

Sublicenses. Subject to the provisions of this Section 2.06(a), Licensee may grant sublicenses (through multiple tiers) in the Territory under the licenses granted to Licensee in Section 2.01. For each such sublicense, Licensee will enter into a written and enforceable sublicense agreement with the sublicensee that is consistent with the terms of this Agreement, including this Section 2.06(a) (each, a “Sublicense Agreement”). In each Sublicense Agreement, Licensee will use reasonable efforts to require that in the event of termination of this Agreement, the Sublicense Agreement will be assignable by Licensee to MSD (at MSD’s request, subject to Section 10.05(c)(iv). Licensee will (i) ensure that all Sublicense Agreements will include provisions for the benefit of MSD corresponding to the applicable provisions of this Agreement, including Section 6.01(b), (ii) require in each such Sublicense Agreement the performance by its sublicensees of the applicable obligations of Licensee hereunder, and (iii) require that its sublicensees comply with the applicable terms and conditions of this Agreement. The grant of any such sublicense will not relieve Licensee of its obligations under this Agreement and Licensee will be liable for the performance or non-performance of its sublicensees hereunder. Licensee will promptly (but in all cases within [***] Business Days after entering into any Sublicense Agreement) provide MSD with a fully executed copy of each Sublicense Agreement, [***].

(b)

Subcontracts. Subject to the provisions of this Section 2.06(b), Licensee will be entitled to engage the services of its Affiliates and Third Parties to perform the Development and Commercialization and other activities on behalf of Licensee with respect to the Compound and the Products in the Field in the Territory hereunder. For each such engagement, Licensee will enter into a written and enforceable subcontract agreement with the Affiliates or Third Party that is consistent with the terms of this Agreement, including this Section 2.06(b) (each, a “Subcontract Agreement”). In each Subcontract Agreement that primarily relates to the Compound or Products, Licensee will use reasonable efforts to require that in the event of termination of this Agreement, the Subcontract Agreement (or portion thereof relating to the Compound or Products) will be assignable by Licensee to MSD (at MSD’s request). Licensee will (i) require in each such Subcontract Agreement

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the performance by its subcontractors of the applicable obligations of Licensee hereunder, and (ii) require that its subcontractors comply with the applicable terms and conditions of this Agreement, including ownership and allocation of intellectual property rights consistent with Section 6.01. The subcontracting of any such activities will not relieve Licensee of its obligations under this Agreement and Licensee will be liable for the performance or non-performance of its subcontractors hereunder. If Licensee is granting a sublicense to a Third Party other than a distributor to Commercialize Compound or Product(s) under the licenses granted to Licensee in Section 2.01 in the Territory, then the provisions of Section 2.06(a), and not the provisions of this Section 2.06(b), will apply to such Third Party agreement.

ARTICLE III

DEVELOPMENT, MANUFACTURE, AND COMMERCIALIZATION

3.01	Development, Manufacture, and Commercialization.

(a)

Overview. During the Term, Licensee will be solely responsible for the Development, Manufacture, and Commercialization, including all costs thereof, of Compound and the Products in the Field in the Territory.

(b)

Diligence. Licensee will use Commercially Reasonable Efforts to Develop (including filing NDAs and seeking Regulatory Approval) at least one Product in the Field in [***]. Following receipt of Regulatory Approval in any such countries, Licensee will use Commercially Reasonable Efforts to Commercialize at least one Product in the Field in such countries.

3.02Development and Development Plan. The initial development plan for the Compound and the Products is attached hereto as Exhibit A. If [***], Licensee will promptly submit to MSD an updated development plan (such initial development plan, as updated, the “Development Plan”). Licensee will Develop the Compound and the Products in the Field in the Territory (i) [***], and (ii) in a [***] and in compliance with Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices and all other Applicable Laws.

3.03Development Reports. Licensee will provide MSD with reasonably detailed written reports describing its progress with respect to its Development efforts (each, a “Development Report”). Such Development Reports will be furnished on [***].

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3.04	Know-How Transfer.

(a)

MSD Know-How. MSD shall promptly provide to Licensee, but no later than [***] days after the Effective Date, a copy (in electronic format, if it is available in electronic format, or, if it is not available in electronic format, a hard copy) of the documentation listed in Schedule 1.62. The Parties acknowledge that the disclosure of such Know-How by MSD will consist of the disclosure of data residing in MSD’s databases, and will not include any database architecture or require any experimental work to be performed by MSD for the purpose of the technology transfer. During the [***] period following the Effective Date, if either Party [***]. After expiration of such [***] period specified in the immediately foregoing sentence, [***].

(b)

Know-How Transfer Assistance. [***]. Except as otherwise agreed by the Parties, all assistance pursuant to this Section 3.04(b) will be provided [***]. MSD’s [***] will be limited to [***] unless the Parties otherwise agree in writing.

3.05Regulatory Filings and Regulatory Approvals. If any regulatory filings or Regulatory Approvals for the Compound or any Product are required for any of Licensee’s (or its Affiliate’s, sublicensee’s or subcontractor’s, as applicable) activities hereunder (including INDs, NDAs and other Regulatory Approvals, as applicable) with respect to the Compound or any Product in the Field in the Territory, then as between the Parties, Licensee will be solely responsible for obtaining, maintaining and complying with such regulatory filings or Regulatory Approvals and for communicating with Regulatory Authorities. All such regulatory filings and regulatory approvals will be filed in the name of and owned by Licensee or its designee, and Licensee or its designee will hold all Regulatory Approvals for Products throughout the Territory for use in the Field.

3.06Recalls and Withdrawals. In the event that any Regulatory Authority (a) threatens or initiates any action to recall or withdraw a Product from the market in any country in the Field in the Territory or (b) requires Licensee, its Affiliates, or its sublicensees to distribute a “Dear Doctor” letter or a similar letter or notification regarding use of Product in the Field in the Territory, Licensee will notify MSD of such event within [***] Business Days after Licensee becomes aware of the action, threat, or requirement (as applicable). In all cases, Licensee will be responsible, at its sole expense, for conducting any recalls or withdrawals or taking such other necessary remedial action with respect to Product in the Field in the Territory.

3.07	Pharmacovigilance.

(a)

Adverse Events. Licensee will be solely responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with Product in the Field in the Territory, in accordance with all Applicable Law and will, upon request of MSD, provide MSD with copies of adverse event reports and information related thereto.

(b)

Global Safety Database. From and after the Effective Date, Licensee will assume responsibility for maintaining a global safety database for the Compound and the Products consistent with industry practices. [***].

3.08	Materials Transfer.

Confidential

(a)

Transfer of Compound. Promptly after the Effective Date and not later than [***] days after the Effective Date, MSD will make available for pickup ([***], Incoterms 2020) the quantity of available physical inventory of Compound solely as listed in Schedule 3.08(a) (the “Transferred Compound”), in the form as such Transferred Compound currently exists, from MSD’s or its Affiliates’ facilities where such Transferred Compound is currently stored, [***]. It is understood that MSD shall retain any remaining quantity of Compound for research purposes pursuant to Section 2.03. Transfer of the Transferred Compound shall be [***], which schedule shall be [***] (and upon such delivery, shall be attached to and become part of this Agreement). The pickup of the Transferred Compound must be   [***] days [***]. Any Transferred Compound [***].

(b)

Disclaimer. Any Transferred Compound transferred to Licensee is provided “as is” and “where is”, and without representation or warranty of any kind, and MSD hereby expressly disclaims any and all other warranties with respect to such Transferred Compound, including any implied warranties of merchantability and fitness for a particular purpose.

(c)	Documentation and Transfer Process. [***]

(i)	[***].

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(ii)	[***].

(iii)	[***].

(iv)	[***].

(v)	[***].

ARTICLE IV COMPLIANCE

4.01Compliance with Legal and Ethical Requirements. Licensee will conduct, and will ensure that its Affiliates, sublicensees, and Third-Party contractors conduct, all activities hereunder, including all Development, Manufacturing and Commercialization of Compound and Product, in compliance with all Applicable Law and ethical business practices. Licensee hereby certifies that it has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any person debarred under United States law (including 21 U.S.C. § 335a) or any foreign equivalent thereof, in performing any portion of the activities hereunder, including any Development, Manufacturing and Commercialization of Compound or Product. Licensee will notify MSD in writing of any material deviations from Applicable Law or if any such debarment occurs or comes to its attention, and will, with respect to any person or entity so debarred promptly remove such person or entity from performing any such activities, function or capacity related to any such activities.

4.02Anti-Corruption and Anti-Bribery. Licensee will have in place formal anti-corruption and anti-bribery compliance policies, with terms that comply with Applicable Law and that are consistent with reasonable practices of prudent companies having comparable resources in the biopharmaceutical industry, and will ensure that it, its Affiliates and their respective employees, agents, officers and other members of its management, and any employees, agents, officers and other members of management of any of their respective sublicensees or contractors acting on their behalf in connection with this Agreement, comply with such compliance policies.

ARTICLE V

FINANCIAL PROVISIONS; REPORTS

5.01Upfront Payment. In accordance with the terms and conditions of this Agreement, Licensee will pay to MSD a non-refundable, non-creditable, up-front payment of twenty-five million Dollars ($25,000,000), which will be wire transferred within [***] days after the Effective Date.

5.02	Development and Regulatory Milestones.

Confidential

(a)

In accordance with the terms and conditions of this Agreement, upon the achievement of each of the following milestones set forth below for [***]Products developed by or on behalf of Licensee, its Affiliates, or its or their sublicensees (as applicable), the corresponding one-time milestone payment will be due to MSD, [***]:

Milestone	[***]	[***]
Initiation of Phase III Clinical Trial	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]

(b)	[***].

(c)	[***].

(d)	[***].

5.03Sales-Based Milestone Payments. In accordance with the terms and conditions of this Agreement, in the event that the aggregate of all Net Sales of all Products made by Licensee or any of its Affiliates or sublicensees (as applicable) in a given Calendar Year exceeds a threshold

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(each, an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below (the “Annual Net Sales-Based Milestone Table”), Licensee shall pay to MSD a one-time milestone payment (each, an “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the Annual Net Sales-Based Milestone Table with respect to the first time such milestone event is achieved. In the event that in a given Calendar Year more than one (1) Annual Net Sales Milestone Threshold is exceeded, Licensee shall pay to MSD a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within [***] days of the end of the Calendar Year in which such milestone was achieved.

Annual Net Sales Milestone Thresholds	Annual Net Sales-Based Milestone Payments
Annual Net Sales by Licensee or its Affiliates or sublicensees of all Products exceeds $[***] in any single Calendar Year	$[***]
Annual Net Sales by Licensee or its Affiliates or sublicensees of all Products exceeds $[***] in any single Calendar Year	$[***]
Annual Net Sales by Licensee or its Affiliates or sublicensees of all Products exceeds $[***] in any single Calendar Year	$[***]

5.04	Royalties.

(a)

Royalties; Royalty Rates. In accordance with the terms and conditions of this Agreement, Licensee will pay to MSD, on a Product-by-Product and country-by-country basis, royalties on total annual aggregate Net Sales of each Product by Licensee, its Affiliates, and its and their sublicensees (as applicable), at the rates set forth below (the “Royalties”):

Annual Net Sales of Product	Royalty Rate
Portion of Net Sales up to $[***]	[***]%
Portion of Net Sales equal to or exceeding $[***] up to $[***]	[***]%
Portion of Net Sales equal to or exceeding $[***] up to $[***]	[***]%
Portion of Net Sales equal to or exceeding $[***]	[***]%

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(b)

Term of Royalty Obligation. Royalties on a given Product will be payable commencing upon the First Commercial Sale of such Product in a particular country in the Territory and will continue, on a Product-by-Product and country-by-country basis, until the later of

(i)the expiration of the last to expire Valid Claim of a MSD Patent claiming such Product (or a Compound contained in such Product) (which Valid Claim may include a MSD Patent claiming [***], as applicable) and (ii) the [***] year anniversary of the date of the First Commercial Sale of such Product in such country (collectively, the “Royalty Term”).

(c)	Royalty Adjustments.

(i)

Know-How Royalty. Notwithstanding Section 5.04(a), in the event that, in a given country in the Territory, a given Product (or a Compound contained in such Product, as applicable) is not claimed by a Valid Claim of a MSD Patent (which Valid Claim may include a MSD Patent claiming [***], as applicable) during a given portion of the Royalty Term for such Product in such country pursuant to Section 5.04(b), then the royalty rate set forth in Section 5.04(a) will be reduced by [***] solely with respect to Net Sales of such Product in such country solely during such portions of the Royalty Term, which reduced royalty will be in consideration for, among other things, the continuing license to MSD Know-How during such period.

(ii)

Anti-Stacking. If, after the Effective Date of this Agreement, (x) Licensee reasonably determines that, in order to avoid infringement of a Patent not licensed hereunder that covers or claims a given Product (or Compound contained in such Product), or the manufacture, use, sale or other exploitation thereof in a country, Licensee or its Affiliate or sublicensee is required to acquire or license rights under such Patent from a Third Party, (y) Licensee or its Affiliate or sublicensee actually enters into an agreement to acquire or license such Patent rights (such agreement, a “Third Party License Agreement”), and (z) Licensee reasonably determines that Licensee or its Affiliate or sublicensee is required to pay a royalty or sales-based milestone payment to such Third Party under the Third Party License Agreement, then Licensee will have the right to deduct such payments actually paid by Licensee or its Affiliate or sublicensee to such Third Party under the Third Party License Agreement from the Royalties payable under this Agreement. For the avoidance of doubt, any Patent rights that are licensed or acquired by Licensee to exploit any ingredient in a Product other than a Compound shall not be subject to this provision.

(iii)

Limitations. The reductions set forth in this Section 5.04(c) are cumulative and shall apply, in each case, to the maximum extent applicable; provided that in no event shall any Royalty payment due to MSD from Licensee in respect of any given Calendar Quarter be reduced by more than [***] through operation of Section 5.04(c)(i) and Section 5.04(c)(ii).

Confidential

(d)

Net Sales Reporting and Payment. From and after the First Commercial Sale of a Product, within [***] days following the end of each Calendar Quarter thereafter, Licensee will furnish to MSD a written report for the Calendar Quarter showing the Net Sales of Product, on a Product-by-Product and country-by-country basis, sold by Licensee or its Affiliates or sublicensees during such Calendar Quarter and Calendar Year-to-date, together with the Royalties and, if applicable, the Annual Net Sales-Based Milestone Payment payable under this Agreement with respect to such Calendar Quarter (each, a “Net Sales Report”). Each such Net Sales Report will also include the [***]. Each Net Sales Report will also include [***]. Simultaneously with the submission of each Net Sales Report, Licensee will pay to MSD a sum equal to [***].

5.05Third Party Obligations. In the event that the grant of any license by MSD to Licensee with respect to any MSD Know-How or MSD Patents or the exercise of such license by Licensee (or its sublicensees) could trigger any royalties or other payments to a Third Party(ies) pursuant to, or could require compliance with any provision of, any license or other agreement between MSD (or its Affiliate) and a Third Party(ies), MSD may notify Licensee in writing thereof, and in such case, such MSD Know-How or MSD Patents, as applicable, will only be included in the licenses to Licensee hereunder if, within [***] days following receipt of such notice, Licensee agrees in writing to reimburse MSD for all such payments to such Third Party(ies) and comply with any such provisions. [***]

5.06	Payments; Payment Exchange Rate and Currency Conversions.

(a)

Method of Payment. All payments to be made by Licensee to MSD under this Agreement will be paid by bank wire transfer in immediately available funds to such bank account as is designated by MSD, in writing on letterhead with MSD signature, from time to time upon at least [***] Business Days’ prior written notice.

All payments will be made in Dollars. With respect to Net Sales invoiced in a currency other than Dollars, currency conversions will be performed in accordance with the monthly rate of exchange utilized by Licensee in its worldwide accounting system as applied to its external reporting. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as set forth herein, the Parties will consult with a view to finding a prompt and acceptable solution, and Licensee will make such payments in any manner as MSD may lawfully direct. Notwithstanding the foregoing, if Royalties or other payments in any country or any other payments due to MSD under this Agreement cannot be remitted to MSD for any reason within [***] months after the end of the Calendar Quarter to which they relate, then, at the request of MSD, Licensee will be obligated to deposit the Royalties or other payments, as applicable, in a bank account in such country in the name of MSD.

(b)

Withholdings. If Applicable Laws require Licensee to withhold income or other similar taxes (“Withholding Taxes”), from the payments made by Licensee to MSD under this Agreement (“Agreement Payments”), then Licensee will make such withholding payments and will subtract the amount thereof from the Agreement Payments. It is understood by the Parties that German law requires withholding of taxes related to German registered or exploited intellectual property in the absence of a current German withholding tax exemption certificate. [***]. Licensee will submit to MSD appropriate proof of

Confidential

payment of the withheld Taxes as well as the official receipts and other information received by Licensee and reasonably requested by MSD in order for MSD to obtain a refund for any such Withholding Taxes within a reasonable period of time. In addition, upon written request from MSD, Licensee will provide MSD reasonable information in its possession and will otherwise provide reasonable assistance to MSD in order to allow MSD to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments. MSD shall provide to Licensee, at the time or times reasonably requested by Licensee or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Form W-9 or applicable Form W-8) as will permit payments made under this Agreement to be made without, or at a reduced rate of, Withholding Taxes. Notwithstanding anything in this Agreement to the contrary,

[***].

(c) Indirect Tax. All prices and amounts are exclusive of sales, use, GST, VAT, excise, and other taxes, duties or charges of a similar nature (such taxes “Indirect Taxes”) imposed by any federal, state, provincial, or local government, or other taxing authority. If any such Indirect Tax is chargeable, Licensee shall pay, or upon receipt of invoice from MSD, shall reimburse, these in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under the relevant legislation. The Parties shall cooperate in accordance with Applicable Law to minimize any Indirect Taxes

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incurred in connection with this Agreement.

5.07	Maintenance of Records; Audits.

(a)

Record-Keeping by Licensee; Audits. Licensee will keep, and will cause its Affiliates and sublicensees to keep, complete and accurate records in accordance with its Accounting Principles and in sufficient detail to enable the Royalties and other amounts payable hereunder to be calculated and determined for at least [***] months after the end of the period to which such records pertain, or such longer period as may be required under Applicable Law. Upon reasonable prior written notice from MSD, Licensee will permit an independent certified public accounting firm selected by MSD and reasonably acceptable to Licensee (the “Auditor”) to have access during normal business hours to examine the pertinent books and records of Licensee and its Affiliates as may be reasonably necessary to verify the accuracy of the Net Sales Reports or other reports hereunder. An audit under this Section 5.07(a) will not occur more than [***] in any Calendar Year and [***]. Upon completion of the audit, the Auditor shall provide a report to both Parties, [***].

(b)

Expense of Audit. Any audit conducted pursuant to this Section 5.07 shall be at MSD’s expense; provided, that if the audit reveals an underpayment that exceeds the lesser of [***] and [***] of the sums correctly due to MSD, then the costs of the audit will be paid by Licensee (including any fees charged by any Third Party Auditor for the work associated with the audit).

(c)

Underpayments/Overpayments. If the audit indicates that additional Royalties or other amounts were owed during a given period, Licensee will pay such additional amounts within [***] days after the date the Auditor provides the audit results to MSD and Licensee. Any overpayments by Licensee will be credited against future payment obligations or refunded within [***] days after the date the Auditor provides the audit results to MSD and Licensee if no amounts payable remain outstanding.

(d)

Record-Keeping by Sublicensee. Licensee will include in each Sublicense Agreement a provision requiring the sublicensee to make reports available to Licensee and to keep and maintain records to the same extent required of Licensee under this Agreement. Licensee will include audit rights in each Sublicense Agreement and exercise their audit rights no less than [***] every [***] years to ensure the accuracy of sublicensee reporting. Licensee will communicate and compensate MSD for any findings with respect to such sublicensee audits.

(e)

Confidentiality. MSD will treat all financial information subject to review under this Section 5.07 in accordance with the confidentiality provisions of ARTICLE VII of this Agreement, and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Licensee obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

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5.08Late Payments. Any amount owed by Licensee to MSD under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at a rate equal to [***].

5.09Licensee Third Party Agreements. For the avoidance of doubt, notwithstanding anything to the contrary herein but subject to Licensee’s right to deduct payments under Section 5.04(c)(ii), Licensee will be solely responsible for (and will reimburse MSD for, to the extent paid or payable by MSD or any of its Affiliates) all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) arising under any agreements between Licensee (or any of its Affiliates) and any Third Party arising in connection with the activities hereunder, including the Development, Manufacture or Commercialization of Compound or Product in the Field in the Territory.

ARTICLE VI INTELLECTUAL PROPERTY

6.01	Ownership and Disclosure.

(a)

Licensee. As between the Parties, Licensee (or its Affiliate) will own all right, title and interest in and to the Licensee Know-How, the Licensee Patents, the Know-How Improvements, and the Improvement Patents, and all other intellectual property rights in and to the foregoing. MSD is not acquiring any ownership interest in any Licensee Know- How, Licensee Patents, Know-How Improvements, or Improvement Patents hereunder. MSD shall and hereby does assign to Licensee all of MSD’s right, title and interest in and to any Know-How Improvements and Improvement Patents. MSD shall take (and cause its Affiliates and its and their employees, contractors and agents to take) such further actions reasonably requested by Licensee to evidence such assignment, including the execution of any assignments or other legal documentation, and to assist Licensee in obtaining Patent and other intellectual property rights protection for such Know-How Improvements.

(b)

MSD. As between the Parties, MSD (or its Affiliate) will own all right, title and interest in and to the MSD Know-How and MSD Patents, and Licensee is not acquiring any ownership interest in any MSD Know-How or MSD Patents hereunder.

6.02	Prosecution and Maintenance of Patents.

(a)

MSD Patents. Subject to the provisions of this Section 6.02, as between the Parties, MSD will prosecute and maintain in the Territory, on its own or through outside counsel, the MSD Patents, provided that Licensee will reimburse MSD for its FTE Costs and reasonable out-of-pocket expenses, including legal fees, relating to such patent prosecution and maintenance in all countries. MSD shall keep Licensee advised of such patent prosecution and maintenance and consider in good faith any comments by Licensee. Upon the written request of the Licensee, MSD will provide advance copies of any substantive papers related

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to the prosecution and maintenance of such patent filings. MSD shall give prior written notice to Licensee of any desire to abandon or cease prosecution and/or maintenance of the MSD Patents reasonably in advance of any relevant deadlines to continue such prosecution and maintenance and, in such case, shall permit Licensee, at Licensee’s sole discretion, to continue the prosecution or maintenance at its own expense.

(b)

Improvement Patents. As between the Parties, Licensee will have the sole right to file, prosecute and maintain any and all Improvement Patents at its own expense. Licensee will consult with MSD with respect to the preparation, filing, prosecution and maintenance of the Improvement Patents in the Territory, to the extent such Improvement Patents claim Compound, Product or uses thereof, reasonably prior to any deadline for an action with respect thereto, and will consider in good faith any comments of MSD. Notwithstanding the foregoing, Licensee will have the right to discontinue the prosecution and maintenance of one or more Improvement Patents in the Territory, and in such case, Licensee will give notice to MSD thereof and will permit MSD to continue the prosecution or maintenance of such Improvement Patent(s) in the Territory at its own expense; provided that [***]; and provided, further that MSD consults with Licensee with respect thereto prior to any deadline for an action, including providing to Licensee a copy of any filings or submissions in connection therewith.

(c)	Licensee Patents. As between the Parties, Licensee will have the sole right, but not the obligation, to file, prosecute and maintain Licensee Patents, at its sole discretion and expense.

6.03Enforcement and Defense of MSD Patents and Improvement Patents. In the event that either Licensee or MSD becomes aware of any alleged or threatened infringement of any issued patent within the MSD Patents or Improvement Patents, or misappropriation of Know-How within the Merck Know-How or the Know-How Improvements, it will promptly notify the other Party in writing to that effect. Licensee shall have [***] months from the date of said notice to obtain a discontinuance of such infringement or misappropriation or bring a legal action against the Third Party infringer to obtain a discontinuance of, and/or to seek damages for, such infringement or misappropriation. Each Party shall have the right to be represented by counsel of its own choice at its own expense.

(a)

First Right of Licensee; Backup Right of MSD to Assume. Licensee shall have the first right to initiate, prosecute or control any such legal action, at its own expense. Licensee shall keep MSD advised of such legal action and consider in good faith any comments by MSD. MSD shall have the right to join as a party to such legal action and participate with its own counsel at its own expense, provided that Licensee shall retain control of the prosecution and settlement of such legal action. If Licensee fails, within the foregoing [***]-month period, to obtain a discontinuance of such infringement or misappropriation, or to bring a legal action, or if Licensee notifies MSD in writing that it elects not to exercise such first right, then MSD shall thereafter have the right, but not the obligation, to either initiate, prosecute or control, entirely under its own direction, any such legal action at its own expense, in the name of MSD and, if necessary, Licensee.

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(b)

Cooperation. The Party entitled to bring legal action in accordance with this Section 6.03 shall have the right to settle such action; provided that no settlement, consent judgment or other voluntary final disposition of the suit that would adversely affect the other Party may be entered into without the consent of such other Party, which consent shall not be unreasonably withheld. Each Party will reasonably cooperate with the other Party in any suit or action such other Party brings pursuant to this Section 6.03.

(c)

Recovery. Any recovery or damages derived from any legal action brought under Section 6.03(a) shall be used first to reimburse each of Licensee and MSD for its documented out- of-pocket legal expenses relating to the legal action (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), with any remaining amounts to be allocated as follows: (i) if Licensee is the Party bringing legal action, then [***]; and (ii) if MSD is the Party bringing legal action, then [***]

6.04	Infringement and Third-Party Licenses.

(a)

Course of Action. In the event that either Party becomes aware that Licensee’s, its Affiliates’ or its sublicensees’ Developing, Manufacturing or Commercializing Compound or Product in the Field in the Territory infringes, will infringe, or is alleged by a Third Party to infringe, a claim of a patent that specifically covers the Compound or Product, the Party becoming aware of same will promptly notify the other. The Parties will thereafter consult and cooperate to determine a course of action that may include (i) obtaining a license or assignment from said Third Party or (ii) taking action to invalidate said patent.

(b)

Licensee Right to Negotiate. In the event the Parties cannot agree on taking action to invalidate the patent pursuant to Section 6.04(a), Licensee shall have the right to negotiate with said Third Party for a suitable license or assignment with respect to the Compound or Product in the Field in the Territory. Licensee shall bear all expenses associated with such Third Party License Agreement, except as set forth in Section 5.04(c)(ii).

(c)

Third Party Infringement Suit. In the event that a Third Party brings an action against Licensee alleging that Licensee's, its Affiliates' or its sublicensees' developing, making, having made, importing, exporting, using, manufacturing, or having manufactured Compound or Product, or distributing, marketing, promoting, commercializing, offering for sale or selling Product infringes or will infringe a claim of a patent that covers the Compound, Product or the manufacture or use thereof, then Licensee shall have the first right to elect to defend such action at its expense. Licensee shall keep MSD advised of such action and consider in good faith any comments by MSD. Licensee shall promptly notify MSD in writing if it elects not to defend such action, in which case, the Parties shall confer.

(d)	No Limitation. For clarity, the provisions of this Section 6.04 will not limit the rights and obligations of the Parties under ARTICLE IX.

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6.05Interference,Derivation,Opposition,Reexamination,Reissue,Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.

(a)

Third Party Initiated Proceedings. Each Party shall, within [***] days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to the MSD Patents and the Improvement Patents. The Parties shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Licensee shall have the first right, but not the obligation, to control such proceedings relating to the MSD Patents, and shall have the sole right at its discretion, but not the obligation, to control such proceedings relating to the Improvement Patents, and MSD shall have the right to review and comment on any submission to be made in connection with such proceedings, which Licensee will consider in good faith. In the event Licensee determines not to control any such proceedings relating to the MSD Patents, then it shall so notify MSD and MSD shall have the right, but not the obligation, to assume control of such action.

(b)

Party Initiated Proceedings. Licensee shall have the first right, but not the obligation, to initiate and control a reexamination, supplemental examination, reissue or similar administrative proceeding relating to the MSD Patents, and shall have the sole right at its discretion, but not the obligation, to initiate and control a reexamination, supplemental examination, reissue or similar administrative proceeding relating to the Improvement Patents. MSD shall have the right to review and comment on any submission to be made in connection with such proceedings, which Licensee will consider in good faith. In the event Licensee determines not to initiate or control any such proceedings relating to the MSD Patents, then it shall so notify MSD and MSD shall have the right, but not the obligation, to assume control of such actions.

(c)

Notwithstanding the foregoing, neither Party shall initiate any such proceedings relating to the MSD Patents without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The non-initiating Party shall have the right to review and approve any submission to be made in connection with such proceedings, which approval will not be unreasonably withheld or delayed. If there is disagreement regarding whether a reexamination, supplemental examination, reissue or similar administrative proceeding related to MSD Patents should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after good faith efforts, reach agreement, [***].

(d)

Cooperation. In connection with any administrative proceeding under Sections 6.05(a) or 6.05(b), MSD and Licensee shall cooperate fully and provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. For any proceeding not controlled by MSD, Licensee shall obtain MSD’s prior written consent for any settlement offer or settlement agreement that could adversely affect MSD, which consent

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shall not be unreasonably withheld.

(e)	Expenses. The Party controlling any administrative proceeding pursuant to Sections 6.05(a) or 6.05(b) shall bear all expenses related thereto.

6.06Patent Extensions; Supplementary Protection Certificates. Notwithstanding anything to the contrary in this ARTICLE VI, with respect to each Compound or Product, Licensee shall have the right at its sole expense and as further set forth in this paragraph to make decisions regarding patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in Europe and other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions (including pediatric exclusivity) that are now or become available in the future, wherever applicable, for any MSD Patents, Improvement Patents or Licensee Patents, in each case including whether or not to so apply. Licensee shall have the sole right to apply for such patent term extensions with respect to Improvement Patents and Licensee Patents, and the first right to apply for such patent term extensions with respect to MSD Patents. If Licensee decides not to apply for patent term extensions with respect to any MSD Patents, then MSD shall have the right, but not the obligation to apply for such patent term extensions following review and approval by Licensee of the documents for submission in connection therewith. MSD shall provide prompt and reasonable assistance, as requested by Licensee, including by taking such action as Patent holder as is required under any Applicable Law, to obtain extensions under this Section 6.06.

ARTICLE VII CONFIDENTIALITY AND PUBLICATION

7.01	Confidentiality.

(a)

Nondisclosure Obligation. Each of MSD and Licensee will use Confidential Information received by it from, or on behalf of, the other Party only as permitted by and in accordance with this Agreement and, except as otherwise set forth in Sections 7.01(b) or 7.01(c), will not disclose to any Third Party any such Confidential Information without the prior written consent of the other Party. The foregoing obligations will survive the expiration or termination of this Agreement for a period of [***] years. These obligations will not apply to Confidential Information that the receiving Party can reasonably demonstrate:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s written records;

(ii)	is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure, as documented by the receiving Party’s written records; or

(iv)

is independently developed by the receiving Party or its Affiliates and without the aid, use or application of any of the disclosing Party’s Confidential Information, and such independent development can be documented by the receiving Party’s written records.

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Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party, as applicable.

(b)

Disclosure to Agents. Notwithstanding the provisions of Section 7.01(a) and subject to the other terms of this Agreement, each of Licensee and MSD will have the right to disclose Confidential Information of the other Party to their respective sublicensees, agents, employees, contractors, consultants, collaboration partners, Affiliates or other Third Parties (collectively “Agents”) who are directly involved in the Development, Manufacturing or Commercialization of the Compound or Products (or for any such potential Agents to determine their interest in performing such activities), and who have a need to know such Confidential Information in order for the receiving Party to perform its obligations and exercise its rights under this Agreement. A Party disclosing Confidential Information of the other Party to its Agents will ensure that such Agents are bound in writing, prior to disclosure, by confidentiality and non-use obligations no less restrictive than those contained in this Agreement and will be fully liable to the other Party for breach of such confidentiality and non-use obligations of its Agents.

(c)	Additional Permitted Disclosures. Notwithstanding the provisions of Section 7.01(a), the following disclosures of the other Party’s Confidential Information is permitted as follows:

(i)

a Party may disclose Confidential Information of the other Party to any Regulatory Authority to gain approval to conduct Clinical Trials for Product or to market Product, or other governmental authority in order to obtain, enforce or defend MSD Patents, Improvement Patents or Licensee Patents, or in connection with prosecuting or defending litigation under ARTICLE VI or ARTICLE IX, in each case, in accordance with this Agreement; provided that such disclosure may be made only to the extent reasonably necessary to obtain such Patents or authorizations or to prosecute or defend such litigation; and provided, further, that notice of the intended disclosure is provided to the disclosing Party and the disclosing Party’s comments or concerns are considered in good faith by the receiving Party to the extent that the receiving Party’s good faith consideration does not result in any delay that materially prejudices the disclosing Party’s right to obtain such Patents or authorizations or to prosecute or defend such litigation;

(ii)

a Party may disclose Confidential Information of the other Party to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement or are otherwise bound by substantially similar confidentiality and non-use obligations under professional codes of conduct or the like;

(iii)	a Party may disclose such Confidential Information as is required to be disclosed

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by Applicable Law (including rules of any securities exchange); provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party; and

(iv)

Licensee may disclose Confidential Information of MSD to bona fide potential or actual acquirers of all or substantially all of the business to which this Agreement relates, as may be necessary in connection with their evaluation of such potential or actual acquisition; provided that any such Third Party is bound in writing, prior to disclosure, by confidentiality and non-use obligations no less restrictive than those contained in this Agreement.

7.02Breach of Confidentiality. The Parties agree that the disclosure of the other Party’s Confidential Information in violation of this Agreement may cause such other Party irreparable harm and that any breach or threatened breach of this Agreement by the receiving Party entitles such other Party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction.

7.03	No Publicity.

(a)

A Party may not use the name of the other Party in any publicity or advertising in connection with this Agreement or the activities hereunder, and may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions herein or the activities hereunder, except (i) on the advice of its counsel as required by Applicable Law or rules of a securities exchange (e.g., any Securities and Exchange Commission filings and disclosures), and provided the Party who will be disclosing such information has consulted with the other Party to the extent practicable prior to such disclosure with respect to the substance of the disclosure (and subject further to the provisions of Section 7.04 with respect to disclosure of the terms and conditions of this Agreement); or (ii) as consented to in advance by the other Party in writing.

(b)

The Parties acknowledge the interest in publishing the results of research to obtain recognition within the scientific community and to advance the state of scientific knowledge. The Parties also recognize the interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 7.01(b), 7.01(c) or 7.03(a), if a Party (or its Affiliates or sublicensees) wishes to make a publication that includes any substantive description of or comment about the results of the Development activities hereunder, it will deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least [***] days prior to submission for publication or presentation. [***] the Party proposing to publish or present will

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[***] days to [***] days, the Party proposing to publish or present will be [***]. Upon request of [***] prior to submission of the publication or presentation, and will [***] the non-publishing Party in good faith.

7.04Terms of Agreement. The terms and conditions of this Agreement will be deemed Confidential Information of both Parties, and neither Party nor its Affiliates will disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as follows: A Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Confidential Information, which may be disclosed only as described elsewhere in this ARTICLE VII), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, provided that such advisors are subject to confidentiality with regard to such information under an agreement or ethical obligation; (b) to a Third Party in connection with (i) a potential or actual merger, consolidation, collaboration, sublicense, investment, financing or similar transaction by such Party or its Affiliates, (ii) the potential or actual sale of all or substantially all of the assets of such Party or its Affiliates to which this Agreement relates, or (iii) with respect to disclosure by MSD, in connection with a potential or actual sale of the royalties or other rights to payments contained herein, provided that, in each case, the disclosing Party will ensure that such Third Party is bound in writing, prior to disclosure, by confidentiality and non-use obligations with respect to Confidential Information of the other Party substantially no less restrictive than those contained in this Agreement and such disclosing Party will be fully liable to the other Party for breach of such confidentiality and non-use obligations by such Third Parties; (c) to the United States Securities and Exchange Commission or any other securities exchange or governmental authority, including as required to make an initial or subsequent public offering; or (d) as otherwise required by Applicable Law; [***].

7.05Existing Confidentiality Agreement. As of the Effective Date, the terms of this ARTICLE VII will supersede the Existing Confidentiality Agreement, and will apply to any “Confidential Information” (as defined in the Existing Confidentiality Agreement) disclosed by a Party or any of its Affiliates or representatives thereunder.

ARTICLE VIII REPRESENTATIONS AND WARRANTIES; COVENANTS

8.01Representations and Warranties of Each Party. Each of MSD and Licensee hereby represents and warrants to the other Party as of the Effective Date as follows:

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(a)	it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b)	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)	it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)

the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions herein does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any loan agreement, guaranty, financing agreement, or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)

except for the Regulatory Approvals required to market the Product, the execution, delivery and performance of this Agreement by such Party do not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental authority or Regulatory Authority and the execution, delivery or performance of this Agreement will not violate any Applicable Law applicable to such Party; and

(f)

this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

8.02Additional MSD Representations and Warranties.MSD hereby represents and warrants to Licensee, as of the Effective Date, as follows:

(a)

MSD has the right, power and authority to grant the licenses under the MSD Patents and MSD Know-How granted to Licensee under this Agreement, and it has not granted (and, to MSD’s knowledge, is not under any obligation to grant) any license, right or interest in, to or under the MSD Patents and MSD Know-How to any Third Party in a manner that would conflict with or limit the licenses and rights granted to Licensee under this Agreement.

(b)	[***].

(c)

Except as otherwise set forth on Schedule 1.63, to the knowledge of MSD, the MSD Patents have not been abandoned, withdrawn, canceled or held invalid or unenforceable by any court of competent jurisdiction in the Territory in a final non-appealable judgment, and to the knowledge of MSD, the issued patents within the MSD Patents are not invalid or unenforceable, in whole or in part. Schedule 1.63 sets forth a true, correct and complete

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list of MSD Patents existing as of the Effective Date.

(e)	It owns or Controls [***] that would [***] to Licensee under this Agreement.

(f)

There is no pending litigation, or to the knowledge of MSD, threatened litigation, that alleges that MSD has infringed or misappropriated any intellectual property rights of any Third Party in connection with the Development, Manufacture or use of the Compound.

(g)

To MSD’s knowledge, neither it nor its Affiliates has employed or used in any capacity in the Development, Manufacture or Commercialization of the Compound or Products any Person that is debarred under 21 U.S.C. § 335a or any foreign equivalent thereof.

(h)

To MSD’s knowledge, all [***] (or its Affiliates) to Licensee on or before the Effective Date in contemplation of this Agreement was and is [***], and, to MSD’s knowledge, [***] would reasonably be expected to [***].

(i)	To MSD’s knowledge, there are no agreements in effect as of the Effective Date between MSD and a Third Party under which [***].

8.03	Licensee Covenants. Licensee covenants to MSD during the Term that:

(a)

It will comply in all material respects with all Applicable Law in the Development, Manufacture and Commercialization of the Compound and Products in the Field in the Territory and in the performance of its obligations under this Agreement.

(b)

Neither it nor its Affiliates will employ or use in any capacity in connection with any activities performed under this Agreement any Person that is debarred under 21 U.S.C. § 335a or any foreign equivalent thereof.

(c)	Licensee has the capacity and resources to Develop Compound and Products in accordance with the Development Plan.

8.04Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VIII, THE COMPOUND, PRODUCTS, MSD PATENTS AND MSD KNOW-HOW ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE THEREOF WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

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8.05No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. IN PARTICULAR, BUT WITHOUT LIMITATION, MSD MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER THE COMPOUND OR PRODUCTS ARE FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE IX

INDEMNIFICATION AND LIMITATION ON LIABILITY

9.01Indemnification by Licensee. Licensee will indemnify, defend and hold harmless MSD and its Affiliates, and each of its and their respective employees, officers, directors, agents, successors and assigns (each, a “MSD Indemnified Party”) from and against any and all liability, loss, damage, cost and expense (including reasonable attorneys’ fees) (collectively, a “Liability”) arising out of or related to claims, allegations, suits, actions or proceedings asserted by any Third Party (each, a “Third Party Claim”) to the extent arising out of or relating to (a) the Development, Manufacture, Commercialization or other use or disposition of Compound or Product by or on behalf of Licensee, its Affiliates or sublicensees (including any Third Party Claims arising out of or relating to any Product withdrawals or recalls) during the Term, (b) any breach by Licensee of any of its representations, warranties or covenants under this Agreement, or (c) the negligence or willful misconduct of Licensee, its Affiliates or sublicensees, or their respective employees, officers, directors or agents in performing any activities or obligations hereunder. Notwithstanding the foregoing, Licensee will have no obligation under this Agreement to indemnify, defend or hold harmless any MSD Indemnified Party against any such Third Party Claim to the extent resulting from the gross negligence or willful misconduct of MSD or any other MSD Indemnified Party or to the extent resulting from MSD’s breach of its obligations, representations, warranties or covenants under this Agreement.

9.02Indemnification by MSD. MSD will indemnify, defend and hold harmless Licensee and its Affiliates, and each of its and their respective employees, officers, directors, agents, successors and assigns (each, an “Licensee Indemnified Party”) from and against any Liability to the extent arising out of or related to a Third Party Claim arising out of or relating to (a) the Development, Manufacture, Commercialization or other use or disposition of Compound or Product by or on behalf of MSD or its Affiliates prior to the Effective Date or after the Term; (b) any breach by MSD of any of its representations, warranties or covenants under this Agreement or (c) the negligence or willful misconduct of MSD or its Affiliates, or their respective employees, officers, directors or agents in performing any activities or obligations hereunder. Notwithstanding the foregoing, MSD will have no obligation under this Agreement to indemnify, defend or hold harmless any Licensee Indemnified Party with respect to any such Third Party Claim to the extent resulting from the gross negligence or willful misconduct of Licensee or any other Licensee Indemnified Party or to the extent resulting from Licensee’s breach of its obligations, representations, warranties or covenants under this Agreement.

9.03	Process for Indemnification. If either Party is seeking indemnification under Sections

9.01 and 9.02 (the “Indemnified Party”), it will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Third Party Claim (,

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[***]). The Indemnifying Party will have the right to assume the defense of any Third-Party Claim if it has assumed responsibility for the Third Party Claim in writing. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third-Party Claim that has been assumed by the Indemnifying Party. The Indemnifying Party will not settle any Third-Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld. The Indemnified Party will not settle or compromise any indemnifiable Third-Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld. If the Parties cannot agree as to the application of Sections 9.01 and

9.01to any Third Party Claim, pending resolution of the dispute, [***].

9.04 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT (INCLUDING BREACH OF THIS AGREEMENT) OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.04 IS INTENDED TO OR WILL LIMIT OR RESTRICT (1) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY WITH RESPECT TO LIABILITIES TO THIRD PARTIES UNDER THIRD PARTY CLAIMS UNDER SECTION

9.01 OR 9.02, OR (2) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VII.

9.05 Insurance. During the Term, Licensee will, at its own expense, procure and maintain (and cause its Affiliates and sublicensees to procure and maintain) policies of insurance (including product liability insurance) in an amount and with terms which are consistent with normal business practices of prudent companies in the pharmaceutical industry, but in all cases, not less than [***] per occurrence and [***] in the aggregate, from an insurer with an A.M. Best rating of A- or better or Standard and Poor rating of A- or better, or otherwise acceptable to MSD. Such liability insurance will insure against any liability arising out of Licensee’s (and its Affiliates’, sublicensees’ and contractors’) actions under this Agreement, including bodily injury arising out of Product. All such policies will name MSD as an additional insured, and insurers will waive all rights of subrogation against MSD. Upon MSD’s request, Licensee will promptly provide for itself and its sublicensees copies of certificates of insurance evidencing such coverages. Licensee will notify MSD not less than [***] days in advance of any material change or cancellation of any policy. Licensee will continue to maintain such insurance in effect after the expiration or termination of this Agreement during any period in which Licensee or its Affiliates or sublicensees continue to Develop, Manufacture, or Commercialize Compound or Products. If any insurance is on a claims-made basis, Licensee will maintain such insurance for a period of not less than [***] years after it has ceased all Development, Manufacture, and Commercialization of any Compound or Product. It is understood that such insurance will not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations or otherwise. Notwithstanding the foregoing, sublicensees of Licensee or its Affiliates shall be entitled to self-insure against the relevant claims, provided that such sublicensee is an entity that, together with its affiliates, has worldwide revenues from pharmaceutical sales in excess of [***] per year and such self-insurance program is commercially reasonable.

ARTICLE X

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TERM AND TERMINATION

10.01Term and Expiration. This Agreement will be effective as of the Effective Date and, unless terminated earlier by mutual written agreement of the Parties or pursuant to Sections 10.02 or 10.03, will continue in effect on a Product-by-Product basis until the expiration of Licensee’s obligations to pay Royalties under ARTICLE V (the “Term”). Upon expiration of the Royalty Term with respect to a given Product, and provided that Licensee has paid all Royalties due hereunder with respect to such Product, Licensee’s license pursuant to Section 2.01 with respect to the Development, Manufacture, and Commercialization of such Product will become a fully paid-up, non-exclusive, irrevocable, perpetual license.

10.02Termination by Licensee. Licensee may terminate this Agreement in its entirety without cause by giving [***] days’ advance written notice to MSD; provided, that any termination pursuant to this Section 10.02 shall require a specific reference to this Section, and provided, further, that if Licensee is terminating this Agreement pursuant to this Section 10.02 because of a Safety Issue with respect to a Product, then such notice shall so indicate. In the event of such termination, the rights and obligations hereunder shall terminate, provided, however, that any payment obligations due and owing as of the termination date shall continue.

10.03	Termination for Cause.

(a)	Termination for Cause. This Agreement may be terminated upon written notice by either Party at any time during the Term:

(i)

upon or after a material breach of this Agreement by the other Party if the breaching Party has not cured such breach within [***]days following receipt of written notice from the non-breaching Party requesting cure of the breach; provided, however, any right to terminate under this Section 10.03(a)(i) will be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach will have initiated dispute resolution in accordance with Section 11.05 with respect to the alleged breach, which stay and tolling will last so long as the allegedly breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings; or

(ii)

upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the

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event a receiver or custodian is appointed for such other Party’s business, or if a substantial portion of such other Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the proceeding is not dismissed within [***]days after the filing thereof.

(b)

Termination by MSD for Patent Challenge by Licensee. MSD may terminate this Agreement immediately upon written notice to Licensee if Licensee (or any of its Affiliates or sublicensees), directly or indirectly (including through assistance granted to a Third Party), (i) commences any interference or opposition proceeding or other challenge to the validity or enforceability of any MSD Patent, or (ii) otherwise opposes any extension of, or the grant of any supplementary protection certificate with respect to, any MSD Patent. ((i) and (ii) collectively, “Patent Challenge”). Notwithstanding the foregoing, if any of Licensee’s sublicensees brings a Patent Challenge, [***] pursuant to this Section 10.03(b) if, within [***] days after first learning of such Patent Challenge, [***].

10.04	Effect of Termination Generally.

(a)

Termination of Licenses. Notwithstanding anything contained herein to the contrary, following any termination of this Agreement, all rights and licenses granted to Licensee hereunder (including under Section 2.01) will terminate and will revert back to MSD.

(b)

Return of Confidential Information. Upon termination of this Agreement, Licensee will return all documents, and copies thereof, including those in the possession of Licensee’s Agents, containing MSD’s Confidential Information, as well as all other physical embodiments of such Confidential Information. Notwithstanding the foregoing, Licensee may retain (i) one (1) copy of such documents in a secure location for archival purposes and for determining its rights and obligations hereunder, and (ii) such Confidential Information that is contained in any computer records or files that have been created solely by Licensee’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with Licensee’s standard archiving and back-up procedures; provided that in each case of (i) and (ii), such Confidential Information shall continue to be subject to the non-disclosure and non-use obligations set forth in ARTICLE VII.

10.05	Product Reversion. Upon termination of this Agreement by Licensee pursuant to Section

10.02other than for a Safety Issue, or upon termination of this Agreement by MSD pursuant to Section 10.03, the following provisions will apply:

(a)

Effective upon such termination, without further action by either Party, MSD will have, and Licensee hereby grants to MSD, (1) an exclusive, fully paid-up, irrevocable, perpetual, royalty-free, worldwide license, with the right to grant sublicenses (through multiple tiers), under the Licensee Grantback Patents and Licensee Grantback Know-How, to Develop, Manufacture, use and Commercialize the Grantback MK-8408 Products in the Field in the

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Territory, and (2) in accordance with the process set forth in Section 10.05(b), an exclusive right to negotiate for a non-exclusive, royalty-bearing, worldwide license under the AT- 527/511 Combination Grantback Patents and AT-527/511 Combination Grantback Know- How to Develop, Manufacture, use and Commercialize the AT-527/511 Combination Products in the AT-527/511 Combination Grantback Field in the Territory (the “AT- 527/511 Combination Grantback License”).

(b)

MSD may exercise its rights under Section 10.05(a)(2) by providing written notice to Licensee at any time during the [***] day period following the date that notice of termination is provided or received by MSD, as applicable. If MSD provides such notice exercising such rights, then the Parties will negotiate for up to [***] days in good faith an agreement for the AT-527/511 Combination Grantback License, which will be on commercially reasonable, market standard terms, taking into consideration the reason for termination of this Agreement, subject to Section 10.05(b)(i) – Section 10.05(b)(iv). Upon the expiration of such [***] day negotiation period (or such other period the Parties mutually agree in writing) without the Parties executing an agreement for the AT-527/511 Combination Grantback License, MSD’s rights and Licensee’s obligations under Section 10.05(a)(2) and this Section 10.05(b) will expire in their entirety.

(i)	[***].

(ii)

During the negotiation specified in Section 10.05(b) for the AT-527/511 Combination Grantback License, if not adverse to patient safety or prohibited by Applicable Law or any Regulatory Authority, Licensee, its Affiliates and its sublicensees and subcontractors will continue, at Licensee’s sole expense, to conduct any Clinical Trials related to the AT-527/511 Combination Products in the AT- 527/511 Combination Grantback Field that are being conducted under Licensee’s (or its Affiliate’s or sublicensee’s or subcontractor’s) IND for such products and are ongoing as of the date this Agreement is terminated.

(iii)

If the Parties are unable to agree on commercially reasonable terms for the AT- 527/511 Combination Grantback License within [***] days after MSD gives notice to Licensee of its election to exercise its rights under Section 10.05(a)(2), then Licensee, its Affiliates and its sublicensees and subcontractors will wind-down, at Licensee’s sole expense and in accordance with accepted pharmaceutical industry norms, ethical and medical practices, and all Applicable Law and Regulatory Authority requirements, any Clinical Trials related to the AT-527/511 Combination Products in the AT-527/511 Combination Grantback Field that are being conducted under Licensee’s (or its Affiliate’s or sublicensee’s or subcontractor’s) IND for such products and are ongoing as of the date this Agreement is terminated, including, if not adverse to patient safety, completing treatment for the patients then-enrolled and who have commenced dosing in such Clinical Trials.

(iv)

If the Parties agree on commercially reasonable terms with respect to AT-527/511 Combination Grantback License then, if requested by MSD and not adverse to patient safety or prohibited by Applicable Law or any Regulatory Authority, Licensee, its Affiliates and its sublicensees (subject to Section 10.05(c)(iv)) and subcontractors will continue to conduct, at Licensee’s expense until the date that is [***] days after the Parties execute an agreement for the AT-527/511 Combination Grantback License (or, if earlier, until the date MSD completes transfer of the applicable Clinical Trial) and at MSD’s expense thereafter, and until such time as can be reasonably transferred to MSD, but in no case longer than [***] days, any Clinical Trials related to the AT-527/511 Combination Products in the AT-527/511 Combination Grantback Field that (x) are being conducted under Licensee’s (or its Affiliate’s or sublicensee’s or subcontractor’s) IND for AT-527-511 Combination Products and are ongoing as of the date this Agreement is terminated, and (y) for which it is not practicable to transfer responsibility for conducting such studies to MSD promptly following termination (as reasonably determined by MSD), in each case, as and to the extent requested by MSD.

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(c)

At MSD’s option and upon MSD’s request, Licensee will reasonably cooperate with MSD (or its designee(s)) in order to enable MSD (or its designee(s)) to assume responsibility for the Development, Manufacture and Commercialization of Grantback MK-8408 Products in the Field in the Territory. Such cooperation and assistance will be provided in a timely manner and without any additional consideration, except as expressly provided below, and will include, without limitation, as and to the extent requested by MSD, the following:

(i)

Licensee will, to the extent Licensee has the right to do so, transfer and assign to MSD (or its designee) all INDs, NDAs, Regulatory Approvals, and all supporting documentation for such filings and applications (including all data), made or obtained by or on behalf of Licensee or any of its Affiliates or any of its sublicensees (subject to Section 10.05(c)(iv)) or subcontractors [***]. If Licensee does not have the right to transfer and assign any such filings, applications or documentation for the [***], then Licensee shall grant MSD (or its designee) a right to cross reference such filing, application or documentation, and to access such filing or application or any data therein.

(ii)	Licensee will transfer and assign to MSD (or its designee) all rights in any trademarks

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and trade dress, and will transfer and assign to MSD all rights in any domain names containing such trademarks, to the extent that such trademarks or trade dress, as applicable, have actually been utilized by Licensee or any of its Affiliates or any of its sublicensees (subject to Section 10.05(c)(iv)) or subcontractors in connection with, and are specific to, the [***].

(iii)	Licensee will transfer to MSD (or its designee), to the extent not previously provided, a copy of all [***].

(iv)

Licensee will [***] to MSD (or its designee), upon written request of MSD, provided that [***]. To the extent not covered under Section 10.05(c)(vii), at MSD’s request, [***], to the extent permitted under such Subcontract Agreement at the time of termination of this Agreement and provided that, upon any termination of this Agreement other than by MSD pursuant to Section 10.03, [***].

(v)

If requested by MSD and not adverse to patient safety or prohibited by Applicable Law or any Regulatory Authority, Licensee, its Affiliates and its sublicensees (subject to Section 10.05(c)(iv)) and subcontractors will continue to conduct,

[***].

(vi)

If requested by MSD, Licensee will transfer to MSD (or its designee) any or all quantities of [***] in the possession of Licensee or its Affiliates or sublicensees (subject to Section 10.05(c)(iv)) or subcontractors (

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[***]).

(vii)	At MSD’s request, Licensee shall promptly provide to MSD copies of [***], to the extent permitted under such agreements. At MSD’s request, Licensee shall [***]. In the event that such [***].

Without limiting the foregoing, Licensee will use Commercially Reasonable Efforts to complete the transition of the Development, Manufacture and Commercialization of the Grantback MK- 8408 Products from Licensee to MSD (or its designee) pursuant to this Section 10.05(c) in a prompt manner, as and to the extent requested by MSD, and will provide MSD (or its designee) with such other transition assistance as reasonably requested by MSD, including, if requested by MSD, entering into a transition services agreement.

10.06 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Article I (Definitions) (as necessary for the interpretation of other surviving provisions), Section 5.07 (Maintenance of Records; Audits), Section 6.01 (Ownership and Disclosure), Article VII (Confidentiality and Publication), Article VIII (Representations and Warranties; Covenants), Article IX (Indemnification and Limitation on Liability), Section 10.01 (Term and Expiration) (last sentence), Section 10.2 (Termination by Licensee) (last sentence), Section 10.04 (Effect of Termination Generally), Section 10.05 (Product Reversion), this Section 10.06 (Survival), and Article XI (Miscellaneous) will survive the expiration or termination of this Agreement. Any expiration or early termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay Royalties and other amounts for Product sold prior to such expiration or termination. The provisions of this ARTICLE X are in addition to any other relief and remedies available to either Party under this Agreement and under Applicable Law.

ARTICLE XI MISCELLANEOUS

11.01Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (except the obligation to make payments when due) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including,

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[***]. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practicable and will promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

11.02Assignment. Except as provided in this Section 11.02, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, in each case, in whole or in part (including as a result of a merger, transfer of going concern, sale of stock, sale of assets or other similar transaction (including by operation of law)) by either Party without the consent of the other Party. Notwithstanding the foregoing, (a) Licensee may, without MSD’s consent, assign this Agreement (i) to an Affiliate of Licensee or (ii) in connection with a Change of Control of Licensee, (b) MSD may, without Licensee’s consent, assign this Agreement or its rights and obligations hereunder in whole or in part (i) to an Affiliate of MSD or (ii) in connection with a Change of Control of MSD, and (c) MSD may, without Licensee’s consent, assign to a Third Party its rights to receive royalties or other payments contained herein and any and all provisions related thereto (including audit rights and reporting rights). Any permitted assignee will assume all obligations of its assignor under this Agreement. This Agreement is binding upon the permitted successors and assigns of the Parties. Any attempted assignment not in accordance with this Section 11.02 will be void ab initio.

11.03Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.04Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by e-mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Licensee, to:	Atea Pharmaceuticals, Inc. 125 Summer Street Boston, MA 02110
Attn: General Counsel Email: [***]
with a copy to:	Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Attn: Judith Hasko

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if to MSD, to:	MSD International GmbH Tribschenstrasse 60 6005 Lucerne Switzerland Attention: Director Facsimile: [***]
with copies to (which shall not constitute notice):	Merck Sharp & Dohme Corp. One Merck Drive PO Box 100 Whitehouse Station, NJ 08889-0100 Attention: [***]Email: [***]
Merck Sharp & Dohme Corp. 2000 Galloping Hill Road PO Box 539 Mail Stop K-1-4161 Kenilworth, NJ 07033 Attention: [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given:

(a) when delivered if personally delivered or sent by e-mail with receipt confirmed on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by registered or certified mail.

11.05	Dispute Resolution; Choice of Law.

(a)

Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, the Parties will first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [***] days after such notice appropriate representatives of the Parties will meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within the said [***] days, either Party may refer the matter by written notice to the other to the MSD Executive and the Licensee Executive for discussion and resolution. If the MSD Executive and the Licensee Executive are unable to resolve such dispute within [***] days of such written notice, either Party may commence an action in accordance with the provisions of Section 11.05(c).

(b)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to any rules of conflict of laws, except

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as to any issue which depends on the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such Patent was issued. The Parties hereby agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and are strictly excluded.

(c)

Venue; Waiver of Jury Trial. If the Parties do not fully settle following the procedure in Section 11.05(a), and a Party wishes to pursue the matter, each dispute, controversy or claim arising from or related to this Agreement or the breach thereof shall be brought in the federal court for the Southern District of New York, if federal jurisdiction is available, or, alternatively, in the state courts in New York, New York. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in such courts, (ii) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, or (iii) any claim that such court does not have jurisdiction with respect to such litigation. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

11.06Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to MSD or Licensee from time to time by the government of the United States of America. Furthermore, Licensee agrees that it will not export, directly or indirectly, any technical information acquired from MSD under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

11.07Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof (including the Existing Confidentiality Agreement) are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement.

11.08Amendments. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

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11.09Headings. The captions to the several Articles, Sections, subsections, Schedules and Exhibits hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles, Sections, subsections, Schedules and Exhibits hereof.

11.10Independent Contractors. It is expressly agreed that Licensee and MSD will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither Licensee nor MSD will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party.

11.11Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, will not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.12Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

11.13Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

11.14Interpretation. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule or Exhibit will be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include all genders, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes” or words of similar import), such term will not be limiting and such term will be deemed to mean “including without limitation” (or “includes without limitation”), (e) the word “or” will not be construed as exclusive and shall have the meaning ordinarily ascribed to the phrase “and/or”, (f) references to any Articles or Sections include Sections and subsections that are part of the reference Article or section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2”, and references to “Article 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2(a)”),

(g) references to “days” will mean calendar days unless otherwise indicated.

11.15Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. In addition, this Agreement may be executed by facsimile or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, and such signature by facsimile or .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail will be deemed to be an original.

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11.16Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and to do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.17No Third-Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity will have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

11.18Expenses. Except as otherwise specifically provided in this Agreement, each Party (and its Affiliates) will bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

11.19Extension to Affiliates. Each Party will have the right to extend the rights, licenses, immunities, and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to such Party. Each Party will remain fully liable for any acts or omissions of such Affiliates.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been made effective by the duly authorized representatives of the Parties as of the Effective Date.

MSD INTERNATIONAL GMBH

By: /s/ Carolos Fernandez

Name: Carlos Fernandez

Title:Director

ATEA PHARMACEUTICALS, INC.

By: /s/ Jean-Pierre Sommadossi

Name: Jean-Pierre Sommadossi_ Title: Chairman and CEO_

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